Exhibit 99.1

Investor Relations Contact:	Public Relations Contact:
Michelle Levine Tel: 408- 936-2775 mlevine@juniper.net	Susan Ursch Tel: (978) 589-0124 sursch@juniper.net

Juniper Networks, Inc. Reports Q3’06 Financial Results
Q3’06 Net Revenue of $573.6M, up 5% from Q3’05
Net Revenue for Nine Months Ended September 30, 2006 up 15% from Prior Year

SUNNYVALE, CA – October 18, 2006 — Juniper Networks, Inc. (NASDAQ: JNPR) today reported its revenue results for the quarter ended September 30, 2006.

Net revenues for the third quarter of 2006 were $573.6 million, compared with $546.4 million for the same quarter last year, an increase of 5 percent. Net revenues for the nine months ended September 30, 2006 were $1,707.8 million, compared with $1,488.5 million for the same period last year, an increase of almost 15 percent.

Net cash, cash equivalents and investments increased over $166 million during the third quarter of 2006 to $2.4 billion. Net cash, cash equivalents and investments at September 30, 2006 increased over $425 million year-over-year.

“The quarter is a reflection of our uninterrupted focus on innovation and our continuing ability to meet our customer’s requirements,” commented Scott Kriens, chairman and CEO, Juniper Networks.  “We will continue to invest in our opportunities and the markets around the world.”

Capital expenditures and depreciation during the third quarter of 2006 were $26.4 million and $19.7 million, respectively.

Highlights:
Juniper’s focus on innovation was reflected in a number of key product initiatives this quarter.

For the service provider market, Juniper announced a series of enhancements for its E320 Broadband Services Router that provide increased performance, flexibility and efficiency for IPTV and multiplay networks. Juniper is delivering new 10 Gigabit Ethernet and High Density Gigabit Ethernet interface cards with advanced multicasting optimization capabilities that can reduce the cost and complexity of deploying IPTV and other multiplay services which further extends the platform’s leadership in next-generation multiplay networks.

On the enterprise side, Juniper added three new appliance lines to the Secure Services Gateway (SSG) Family of branch office security products. The new SSG 5, SSG 20 and SSG 140, which collectively bring nine new SSG models, combine proven firewall/virtual private networking (FW/VPN) and robust routing with a complete set of Unified Threat Management (UTM) security features to protect traffic as it flows in and out of the branch office. The SSG 5 and SSG 20 are targeted at small branch offices and telecommuter environments while the SSG 140 is ideally suited for medium-sized branch offices, and stand alone businesses.

This week Juniper introduced the MX960 Ethernet Services Router, a high-density, purpose-built, Carrier Ethernet platform. With this, Juniper has strengthened its position significantly in the Carrier Ethernet market. Juniper is leveraging its technology leadership, innovation and experience to deliver a purpose-built, best-in-class Carrier Ethernet platform, which extends the JUNOS stability and feature richness to the Carrier Ethernet edge. Establishing a new benchmark for Carrier Ethernet capacity, density and performance, the MX960 is the first in a series of platforms optimized for emerging Ethernet network architectures and services. The MX960 is designed for the most demanding carrier applications and enhances the company’s existing Carrier Ethernet portfolio and complements the products and technologies introduced earlier in the year.

Also this week Juniper introduced new additions to the WX and DX application acceleration platforms, which advance the company’s comprehensive data center solution and meet the changing requirements for enterprise data centers.  The Juniper data center solution addresses key IT initiatives, including data center consolidation, web-enablement of applications, data replication and backup, implementation of high-availability architectures, security, and regulatory compliance.

Customer confidence was reflected in a number of significant service provider wins including China Telecom with M- and T-series, TelstraClear in New Zealand with M320s, Bestel in Mexico with E- and M-series for Multiplay services, and Telefonica in Germany with M- and T-series. In addition, momentum in the enterprise continued with wins at organizations such as Dow Corning in the U.S. and A-Pressen in Norway with our application acceleration platforms, Deposit Insurance of Vietnam with our enterprise routers, firewall/VPNs, SSL VPNs, and intrusion prevention appliances, and Norwegian municipal authority Fredrikstad Kommune with our unified access control solution.

Conference Call and Web cast:
Juniper Networks will host a conference call web cast today, October 18, 2006 at 1:45 p.m. (Pacific Time), to be broadcasted live over the Internet http://www.juniper.net/company/investor/conferencecall.html. The conference call will be archived on the Juniper Networks website until November 18, 2006. A replay will be accessible by telephone on October 18, 2006 after 4:00 p.m. Pacific Time through October 25, 2006 by dialing 800-633-8284 (or 402-977-9140), reservation number, 21305676. The replays will be available 24 hours/day, including weekends.

About Juniper Networks, Inc.
Juniper Networks develops purpose-built, high performance IP platforms that enable customers to support a wide variety of services and applications at scale.  Service providers, enterprises, governments and research and education institutions rely on Juniper to deliver a portfolio of proven networking, security and application acceleration solutions that solve highly complex, fast-changing problems in the world’s most demanding networks.  Additional information can be found at www.juniper.net.

Juniper Networks and the Juniper Networks logo are registered trademarks of Juniper Networks, Inc. in the United States and other countries.

Statements in this release concerning Juniper Networks’ business outlook, future financial and operating results, and overall future prospects are forward looking statements that involve a number of uncertainties and risks. Actual results could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: general economic conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending; the network capacity requirements of communication service providers; increases in competition; the timing of orders and their fulfillment; availability and cost of key parts and supplies; ability to establish and maintain relationships with distributors and resellers; variations in the expected mix of products sold; changes in customer mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of our products and services; rapid technological and market change; adoption of regulations or standards affecting our products, services or industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; currency fluctuations; litigation; and other factors listed in our most recent report on Form 10-Q filed with the Securities and Exchange Commission. In addition, although the Company’s audit committee has not completed its review of stock option matters, it has reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants issued in the past differ from the recorded grant dates of such awards, and the Juniper Board of Directors has concluded that the Company will need to restate historical financial statements to record additional non-cash charges for stock-based compensation expense related to past option grants. The Company has not determined the amount of such charges, the resulting tax and accounting impact, or which specific periods require restatement. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Juniper Networks, Inc.
Consolidated Net Revenue
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net revenues:
Product	$467,237	$466,427	$1,410,152	$1,282,439
Service	106,330	79,926	297,598	206,054
Total net revenue	$573,567	$546,353	$1,707,750	$1,488,493

Juniper Networks, Inc.
Consolidated Net Product Revenue by Operating Segment
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005 (1)	2006	2005 (1)
Infrastructure	$345,570	$358,348	$1,060,797	$994,263
Service Layer Technologies	121,667	108,079	349,355	288,176
Net product revenue	$467,237	$466,427	$1,410,152	$1,282,439

(1) Adjusted for reorganization of session border control product line from Service Layer Technologies to Infrastructure.

Juniper Networks, Inc.
Cash, Cash Equivalents and Investments
(in thousands)

	September 30,	December 31,
	2006	2005
Cash and cash equivalents	$1,333,355	$918,401
Short-term investments	514,218	510,364
Long-term investments	566,475	618,342
Total cash, cash equivalents and Investments	$2,414,048	$2,047,107